                                 SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the registrant /x/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /x/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                AVNET, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                AVNET, INC.
- --------------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /x/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  AVNET, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------
                    TO BE HELD WEDNESDAY, NOVEMBER 16, 1994

TO ALL SHAREHOLDERS OF AVNET, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC. ("Avnet") will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Wednesday, November 16, 1994 at 10:30 A.M. Eastern Standard Time, for the following purposes:

          1. To elect thirteen directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

          2. To ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the books of Avnet for the fiscal year ending June 30, 1995.

          3. To take action with respect to adoption of a proposed 1994 Avnet Incentive Stock Program.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on October 7, 1994 as the record date for the Annual Meeting. Only holders of shares of Avnet's Common Stock of record at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
                                          By Order of the Board of Directors

                                          SYLVESTER D. HERLIHY
                                          Secretary
October 14, 1994

                                  AVNET, INC.
                              80 CUTTER MILL ROAD
                           GREAT NECK, NEW YORK 11021
                             ---------------------

                                PROXY STATEMENT

                             DATED OCTOBER 14, 1994
                             ---------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 16, 1994

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. ("Avnet") for use at the Annual Meeting of Shareholders to be held on November 16, 1994, and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. A form of proxy is enclosed herewith. Any shareholder who executes and returns the proxy in the enclosed return envelope may revoke such proxy by written notice of revocation, provided it is received by the Secretary of Avnet at the address set forth above at any time prior to the Annual Meeting, by submission at such address of another proxy bearing a later date, or by voting in person at the Annual Meeting. The approximate date on which this proxy statement and the enclosed form of proxy were first sent or given to shareholders is October 14, 1994.

     The Annual Meeting is being called to elect thirteen directors to hold office for the ensuing year, to take action with respect to ratification of the appointment of independent public accountants for the current fiscal year and to take action with respect to the adoption of the 1994 Avnet Incentive Stock Program. Only holders of outstanding shares of Avnet's Common Stock of record at the close of business on October 7, 1994 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held. The aggregate number of shares of Avnet's Common Stock outstanding (net of treasury shares) at October 7, 1994 was 40,687,286, comprising all of Avnet's capital stock outstanding as of that date.

                             ELECTION OF DIRECTORS

     Thirteen directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote such proxy (unless otherwise directed by the shareholder executing such proxy) for the election as directors of Avnet of the thirteen persons listed below. Each of such persons has consented to being named herein and to serve if elected.

     Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the Annual Meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more nominees below and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the Annual Meeting. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owner by the tenth day before the Annual Meeting, provided that this proxy statement has been transmitted to the beneficial owner at least fifteen (15) days before the Annual Meeting.

     With the exception of Eleanor Baum and Keith Williams, who are being nominated for the first time this year, all of the nominees were elected directors at the Annual Meeting of Shareholders held on November 17, 1993. In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under the By-Laws of Avnet, any such vacancy may be filled by a majority vote of the directors then in office or by the shareholders at any meeting thereof. Avnet's By-Laws also empower the Board of Directors to fix the number of directors from time to time to be in office.

     The information set forth below as to the age, principal occupation and certain other directorships of each nominee has been furnished to Avnet by such nominee.

                                      YEAR FIRST      PRINCIPAL OCCUPATION DURING
                                      ELECTED A       LAST FIVE YEARS; ALSO OTHER
             NAME               AGE    DIRECTOR      CURRENT PUBLIC DIRECTORSHIPS
- ------------------------------  ---   ----------   ---------------------------------
Eleanor Baum                    54         --      Dean of the School of Engineering
                                                   of The Cooper Union, New York,
                                                   NY; also a Director of Allegheny
                                                   Power System Corporation and U.S.
                                                   Trust Corporation.

Gerald J. Berkman(a)(b)         68       1989      Retired (since May 1989) Senior
                                                   Partner of Berkman & Leff, stock
                                                   brokers; stock specialist,
                                                   American Stock Exchange.

Joseph F. Caligiuri(b)(c)       66       1992      Executive Vice President (retired
                                                   April 1993) of Litton Industries,
                                                   Inc., a technology-based company
                                                   providing resource exploration
                                                   services, industrial automation
                                                   systems and advanced electronic
                                                   and defense systems to the United
                                                   States and world markets; also a
                                                   Director of Alton Group Inc.,
                                                   Scriptel Holding Inc. and The
                                                   Titan Corporation.

Sylvester D. Herlihy            67       1973      Senior Vice President and
                                                   Secretary of Avnet and President
                                                   of Avnet's Channel Master
                                                   division.

- ---------------

(a) Member of the Audit Committee.
(b) Member of the Executive Committee.
(c) Member of the Executive Incentive and Compensation Committee.

                                      YEAR FIRST      PRINCIPAL OCCUPATION DURING
                                      ELECTED A       LAST FIVE YEARS; ALSO OTHER
             NAME               AGE    DIRECTOR      CURRENT PUBLIC DIRECTORSHIPS
- ------------------------------  ---   ----------   ---------------------------------
Ehud Houminer(a)                54       1993      Professor and
                                                   Executive-in-Residence (since
                                                   July 1991) at the Columbia Uni-
                                                   versity Business School and
                                                   Consultant (since February 1992)
                                                   to Bear Stearns & Co., Inc.,
                                                   investment bankers; prior
                                                   thereto, President and Chief
                                                   Executive Officer (from December
                                                   1988 until September 1990) of
                                                   Philip Morris USA, manufacturers
                                                   of consumer products; also a
                                                   Director of various Dreyfus
                                                   mutual funds.

Leon Machiz(b)(d)               70       1968      Chairman of the Board and Chief
                                                   Executive Officer of Avnet.

Salvatore J. Nuzzo(a)(b)(c)(d)  63       1982      Chairman of the Board (since
                                                   March 1994) of Marine Mechanical
                                                   Corp., a manufacturer of defense
                                                   products; also Chairman of the
                                                   Board and Director (since 1988)
                                                   of SL Industries, Inc., a
                                                   manufacturer of indus-
                                                   trial/communications products;
                                                   prior to March 1994, Chairman of
                                                   the Board (from March 1991) and
                                                   Chief Executive Officer (from
                                                   March 1991 until December 1992)
                                                   of Technautics Corporation, a
                                                   manufacturer of defense/aerospace
                                                   products; also a Director of Bath
                                                   Iron Works.

- ---------------

(a) Member of the Audit Committee.
(b) Member of the Executive Committee.
(c) Member of the Executive Incentive and Compensation Committee.
(d) Member of the Nominating Committee.

                                      YEAR FIRST      PRINCIPAL OCCUPATION DURING
                                      ELECTED A       LAST FIVE YEARS; ALSO OTHER
             NAME               AGE    DIRECTOR      CURRENT PUBLIC DIRECTORSHIPS
- ------------------------------  ---   ----------   ---------------------------------
Frederic Salerno(c)(d)          51       1993      Director and Vice Chairman of the
                                                   Board of NYNEX Corporation, a
                                                   telecommunications company (since
                                                   March 1991); President of NYNEX
                                                   Corporations's Worldwide Services
                                                   Group (from March 1991 to March
                                                   1994) and Chief Executive Officer
                                                   and President of New York Tele-
                                                   phone Company, a
                                                   telecommunications company (from
                                                   January 1987 to February 1991);
                                                   also a Director of Bear Stearns &
                                                   Co., Inc., Telecom Asia (an
                                                   affiliate of NYNEX) and Viacom
                                                   Inc.

David Shaw                      68       1990      Retired (since June 1993); prior
                                                   thereto, Senior Vice President of
                                                   Avnet and an executive officer of
                                                   Avnet's electronic marketing
                                                   group.

Howard Stein(a)(b)              68       1987      Chairman of the Board and Chief
                                                   Executive Officer of The Dreyfus
                                                   Corporation, a mutual fund
                                                   manager, and a Director and/or
                                                   Officer of affiliated Dreyfus
                                                   companies and Dreyfus mutual
                                                   funds; also a Director of Mellon
                                                   Bank Corporation.

- ---------------

(a) Member of the Audit Committee.
(b) Member of the Executive Committee.
(c) Member of the Executive Incentive and Compensation Committee.
(d) Member of the Nominating Committee.

                                      YEAR FIRST      PRINCIPAL OCCUPATION DURING
                                      ELECTED A       LAST FIVE YEARS; ALSO OTHER
             NAME               AGE    DIRECTOR      CURRENT PUBLIC DIRECTORSHIPS
- ------------------------------  ---   ----------   ---------------------------------
Roy Vallee(b)(d)                42       1991      Vice Chairman of the Board of
                                                   Avnet (since November 1992) and
                                                   President and Chief Operating
                                                   Officer of Avnet (since March
                                                   1992); prior thereto, Senior Vice
                                                   President of Avnet and President
                                                   of Avnet's Hamilton/Avnet
                                                   Electronics division (from July
                                                   1990), Vice President of Avnet
                                                   (from November 1989 to July 1990)
                                                   and President of its Avnet
                                                   Computer division (from February
                                                   1989).

Keith Williams                  46         --      Senior Vice President of Avnet
                                                   (since November 1993) and
                                                   President of Avnet's
                                                   International Electronic Market-
                                                   ing Group (since February 1994);
                                                   prior thereto, Director of
                                                   International Operations for
                                                   Avnet's Electronic Marketing
                                                   Group (from October 1993 to
                                                   February 1994), Vice President of
                                                   Avnet (from November 1992 to
                                                   November 1993), President and
                                                   Managing Director of Avnet's
                                                   European Electronic Marketing
                                                   Group (from November 1992 until
                                                   October 1993), Manager of Avnet's
                                                   European Operations (from July
                                                   1991 to November 1992) and
                                                   Managing Director of The Access
                                                   Group Limited, a United Kingdom
                                                   based electronics distributor
                                                   acquired by Avnet in June 1991.

Frederick S. Wood(a)(b)(d)      66       1992      Consultant to General Dynamics
                                                   Corporation, a supplier to the
                                                   United States Defense Department
                                                   and the aerospace industry.

- ---------------

(a) Member of the Audit Committee.
(b) Member of the Executive Committee.
(d) Member of the Nominating Committee.

THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

     Avnet's Board of Directors held six meetings during fiscal 1994: the annual organizational meeting (which occurs shortly after the Annual Meeting of Shareholders) and five regularly scheduled meetings. The Board of Directors has appointed committees, including an Audit Committee, an Executive Incentive and Compensation Committee, a Nominating Committee and an Executive Committee, to carry out certain particular responsibilities.

     The Audit Committee is charged with maintaining communication between the full Board and Avnet's independent public accountants, reviewing the status of the annual audit prior to its completion and determining the nature and extent of any problems warranting consideration by the full Board, reviewing any disagreements that have not been resolved to the satisfaction of both management and the independent public accountants, evaluating the adequacy and effectiveness of Avnet's internal accounting controls and reporting to the full Board with respect thereto. The Audit Committee also reviews quarterly financial statements. The Audit Committee met six times in fiscal 1994.

     The Executive Incentive and Compensation Committee administers Avnet's stock option plans and incentive stock program and passes upon contracts of directors of Avnet who are also officers of Avnet and upon contracts and compensation arrangements of other executives and officers of Avnet whose compensation is or is anticipated to be greater than $300,000 in any given year. The Executive Incentive and Compensation Committee met five times in fiscal 1994.

     The Nominating Committee is charged with considering, screening and recommending to the Board of Directors appropriate candidates to serve as directors of Avnet for nomination to be elected and/or re-elected by the shareholders of Avnet and for election by the Board of Directors between shareholder meetings. The Nominating Committee will consider other recommendations only from persons solicited by the Committee. The Nominating Committee met one time in fiscal 1994.

     The Executive Committee is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business affairs of Avnet subject to limitations prescribed by law. The Executive Committee met seven times in fiscal 1994.

     During fiscal 1994, each incumbent nominee for director attended at least 75% of the combined number of meetings of the Board and of the committees (if any) on which such director served, with the exception of Howard Stein.

COMPENSATION OF DIRECTORS

     Directors of Avnet who are also officers or employees of Avnet do not receive special or additional remuneration for service on the Board of Directors or any of its committees. Each non-employee director receives an annual retainer fee of $15,000 for serving on the Board, an annual retainer fee of $3,000 for each committee on which he or she serves, and an additional $3,000 for each committee on which he or she serves as chairman. The maximum aggregate annual fee for a non-employee director is $24,000. Each non-employee director is also paid $1,000 per meeting for each meeting of the Board attended by such director. In addition, under the Outside Directors Stock Bonus Plan, non-employee directors are awarded 250 shares of Avnet Common Stock upon their re-election each year to a maximum of 1,000 shares.

     The Retirement Plan for Outside Directors of Avnet, Inc. (the "Retirement Plan") provides a competitive level of retirement income for eligible directors who are not officers, employees or affiliates (except by reason of being a director) of Avnet (the "Outside Directors"). The Retirement Plan entitles any Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director's last year of active service, payable in equal monthly installments for a period of two to ten years depending on length of service, with payments beginning on the date which is the later of such director's 65th birthday or his or her retirement date. The Retirement Plan also provides for automatic retirement of Outside Directors at age 70 or, in the case of Outside Directors serving on the Board on the Retirement Plan's effective date, July 1, 1992, age 75. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

     On June 30, 1993, David Shaw retired as Senior Vice President of Avnet, but he remains a director and is standing for re-election as director at the 1994 Annual Meeting. On July 1, 1993, Avnet entered into a consulting agreement with Mr. Shaw which expires on June 30, 1996. The agreement provides that Mr. Shaw will be paid $100,000 per annum for performing consulting and advisory services for Avnet. In addition, Mr. Shaw will receive certain medical insurance benefits. The agreement restricts Mr. Shaw during its term from providing services to or acquiring a ten percent (10%) or more interest in any business competitive with Avnet in the electronic distribution business or with any supplier of Avnet which also supplies products to Avnet's competitors or any representative firm which represents Avnet and also represents any of Avnet's competitors.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Avnet Common Stock on September 30, 1994 by (i) each person known by Avnet to be the beneficial owner of more than 5% of the outstanding shares of Avnet Common Stock, (ii) each director and nominee for director of Avnet and each executive officer of Avnet named in the Summary Compensation Table below and (iii) all directors and executive officers of Avnet as a group:

                                                                            PERCENT OF
                                                   AMOUNT AND NATURE OF    OUTSTANDING
                                                        BENEFICIAL            AVNET
                                                       OWNERSHIP(1)        COMMON STOCK
                                                   ---------------------   ------------
    Norwest Corporation(2).......................        2,754,026             6.77%
      Norwest Center
      Sixth and Marquette
      Minneapolis, MN 55479-1000
    FMR Corp.(3).................................        2,277,345             5.60
      82 Devonshire Street
      Boston, MA 02109-3614
    Eleanor Baum.................................              200            *
    Gerald J. Berkman............................            4,750            *
    Joseph F. Caligiuri..........................            1,250(4)         *
    Alvin E. Friedman............................            4,700            *
    Sylvester D. Herlihy.........................           31,231(5)         *
    Ehud Houminer................................            1,000            *
    Leon Machiz..................................          238,228(5)         *
    George E. Privett............................           32,214(5)         *
    Salvatore J. Nuzzo...........................            3,000            *
    Frederic Salerno.............................               --            *
    Joseph W. Semmer.............................           43,984(5)(6)      *
    David Shaw...................................           43,328            *
    Howard Stein.................................            2,750            *
    Roy Vallee...................................           65,601(5)(7)      *
    J. S. Webb...................................            2,650            *
    George Weissman..............................            5,140            *
    Keith Williams...............................           11,505(5)         *
    Frederick S. Wood............................              500            *
    All directors and executive officers as a              637,681(8)          1.57
      group (33).................................

- ---------------
 *  Less than 1%
(1) Except where noted below, all the shares listed for a person named in this table are directly held by that person, with sole voting and dispositive power.
(2) The information as to the beneficial ownership of Avnet Common Stock by Norwest Corporation and its subsidiaries Norwest Colorado, Inc. ("NCI") and Norwest Bank Colorado, National Association ("NBC") is derived from a joint Statement on Schedule 13G as amended February 4, 1994, filed with the Securities and Exchange
                                              [Footnotes continued on next page]

     Commission (the "Commission"). Such Statement discloses that as of December 31, 1993, Norwest Corporation, indirectly through NCI, NBC and other subsidiaries, beneficially owned 2,754,026 shares of Avnet Common Stock (including 651 shares issuable upon conversion of Avnet's 6% convertible subordinated debentures), had sole power to vote 2,416,744 shares (including 419 shares issuable upon conversion of Avnet's 6% convertible subordinated debentures), shared power to vote 29,483 shares (including 233 shares issuable upon conversion of Avnet's 6% convertible subordinated debentures), sole power to dispose of 2,733,250 shares and shared power to dispose of 5,833 shares (including the above-mentioned 233 issuable shares).
(3) The information as to the beneficial ownership of Avnet Common Stock by FMR Corp., certain of its wholly-owned subsidiaries and affiliated investment companies, and its Chairman, Edward C. Johnson 3d, is derived from a joint Statement on Schedule 13G as amended February 11, 1994, filed with the Commission. Such Statement discloses that as of December 31, 1993, Edward
     C. Johnson 3rd, FMR Corp. (through control of its wholly-owned subsidiary Fidelity Management & Research Company), and the Fidelity Magellan Fund, for which Fidelity Management & Research Company acts as investment adviser, together had sole dispositive power, but no voting power, with respect to 2,277,345 shares of Avnet Common Stock. Voting power with respect to these shares is exercised by the Board of Trustees of the Fidelity Magellan Fund.
(4) These shares are held by the 1993 Caligiuri Trust. Mr. Caligiuri, as co-trustee, shares voting and dispositive power with respect to such shares.
(5) Includes shares issuable in calendar year 1994 upon exercise of employee stock options as follows: Mr. Herlihy -- 14,500 shares; Mr.
     Machiz -- 175,000 shares; Mr. Privett -- 32,169 shares; Mr.
     Semmer -- 16,084 shares; Mr. Vallee -- 58,700 shares; and Mr.
     Williams -- 11,250 shares.
(6) Includes 27,000 shares held by the Semmer Family Living Trust. Mr. Semmer, as co-trustee, shares voting and dispositive power with respect to such shares.
(7) Includes 6,901 shares held by the Vallee Family Trust. Mr. Vallee, as co-trustee, shares voting and dispositive power with respect to such shares.
(8) Includes 405,120 shares issuable in calendar year 1994 upon exercise of employee stock options.

COMPENSATION OF AVNET MANAGEMENT

     The following table sets forth information concerning the total compensation during Avnet's last three fiscal years of its Chief Executive Officer and its four other executive officers who had the highest individual aggregates of salary and bonus during Avnet's fiscal year ended July 1, 1994:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                                ------------------
                                                       ANNUAL COMPENSATION    RESTRICTED   SECURITIES
                 NAME AND                    FISCAL   ---------------------     STOCK      UNDERLYING      ALL OTHER
            PRINCIPAL POSITION                YEAR      SALARY      BONUS     AWARDS(1)    OPTIONS(#)   COMPENSATION(2)
- -------------------------------------------  ------   ----------   --------   ----------   ----------   ---------------
Leon Machiz,                                  1994    $1,000,000   $250,000    $135,188      100,000        $84,218
 Chairman of the Board and Chief Executive    1993     1,000,000         --     100,188           --         76,995
 Officer                                      1992     1,000,000         --     122,500           --         73,046
Roy Vallee,                                   1994       500,000    200,000      96,563       50,000         16,132
 Vice Chairman, President and Chief           1993       400,000     91,000      57,250           --         16,227
 Operating Officer                            1992       260,000    133,750      36,750       50,000          8,036
Joseph W. Semmer,                             1994       240,000    300,000          --       32,169             --
 Senior Vice President                        1993            --         --          --           --             --
                                              1992            --         --          --           --             --
George E. Privett(3)                          1994       180,000    300,000          --       32,169             --
                                              1993            --         --          --           --             --
                                              1992            --         --          --           --             --
Sylvester D. Herlihy,                         1994       125,000    260,337          --       10,000         35,655
 Senior Vice President and Secretary          1993       125,000    100,704          --           --         33,790
                                              1992       125,000     90,000          --           --         53,993

- ---------------

(1) The dollar values of the restricted stock awards shown in this table are based on the closing price of a share of Avnet Common Stock on the date on which the restricted stock awards were made. The number of shares of restricted stock awarded to each person named in the table during fiscal year 1994 was as follows: Mr. Machiz -- 3,500 shares; Mr. Vallee -- 2,500 shares; Mr. Semmer -- 0 shares; Mr. Privett -- 0 shares; and Mr.
     Herlihy -- 0 shares. These restricted shares vested and will vest in four equal installments in January 1994, 1995, 1996 and 1997. A holder of undelivered restricted stock awards is not entitled to receive dividends paid on, or to any other rights of a shareholder with respect to, the Avnet Common Stock underlying such awards. The aggregate number of shares of allocated but undelivered restricted stock at Avnet's 1994 fiscal year-end (July 1, 1994), and the value of such shares (based on the closing price of a share of Avnet Common Stock on that date), are as follows: Mr. Machiz -- 5,625 shares ($179,297); Mr. Vallee -- 3,250 shares ($103,594); Mr.
     Semmer -- 0 shares; Mr. Privett -- 0 shares; and Mr. Herlihy -- 0 shares.
                                              [Footnotes continued on next page]

(2) Consists of premiums paid by Avnet for the insurance benefits to the persons named in the table under the executive group life insurance program described on page 16 except that in the case of Mr. Machiz, the fiscal 1994 and 1993 figures consist solely of the accrual for the post-employment benefit payable to him under the terms of his employment contract described on page 17, and the 1992 figure includes $70,392 attributable to such post-employment benefit accrual. In the case of Mr. Herlihy, also includes employer contributions to the Channel Master Profit Sharing Plan, which contributions aggregated $18,867 for fiscal 1994.
(3) Resigned as an employee and officer on June 30, 1994; currently acts as a consultant to Avnet.

OPTIONS

     The following table sets forth information concerning grants of stock options during Avnet's fiscal year ended July 1, 1994 to each of Avnet's executive officers named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                           ---------------------------------------------------------------
                           NUMBER OF
                           SECURITIES    % OF TOTAL                                            POTENTIAL REALIZABLE VALUE AT
                           UNDERLYING     OPTIONS                    MARKET                    ASSUMED ANNUAL RATES OF STOCK
                            OPTIONS      GRANTED TO    EXERCISE     PRICE ON                    APPRECIATION FOR OPTION TERM
                            GRANTED     EMPLOYEES IN   PRICE PER    DATE OF     EXPIRATION   ----------------------------------
          NAME               (#)(1)     FISCAL YEAR      SHARE       GRANT         DATE         0%          5%          10%
- -------------------------  ----------   ------------   ---------   ----------   ----------   --------   ----------   ----------
Leon Machiz..............    100,000        12.2%       $ 35.25      $35.25     11/28/2003      --      $2,217,200   $5,618,900
Roy Vallee...............     25,000         3.0          34.00       34.00     07/27/2003      --         534,650    1,354,900
        .................     25,000         3.0          28.00       38.50     09/21/2003   $262,500      867,925    1,796,725
Joseph W. Semmer.........     32,169(2)      3.9          17.63       34.19     06/30/2003    532,719    1,224,545    2,285,897
George E. Privett........     32,169(2)      3.9          17.63       34.19     06/30/2003    532,719    1,224,545    2,285,897
Sylvester D. Herlihy.....     10,000         1.2          38.50       38.50     09/21/2003      --         242,170      613,690

- ---------------
(1) All of the options granted become exercisable in four cumulative installments on each of the first through fourth anniversary dates of the date of grant, except (i) the option granted to Mr. Semmer, half of which became exercisable on July 1, 1994 and half of which will become exercisable on July 1, 1995 and (ii) the option granted to Mr. Privett, which became fully exercisable on July 1, 1994.
(2) This option was granted in consideration of the cancellation and settlement of an option granted under the Hall-Mark 1992 Employee Stock Option Plan pursuant to the agreement in connection with Avnet's acquisition of Hall-Mark Electronics Corporation.

     The following table sets forth information concerning exercises of stock options during fiscal 1994 by each of Avnet's executive officers named in the Summary Compensation Table and the number and value of options held by them at fiscal year end:

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                            OPTIONS AT               IN-THE-MONEY OPTIONS
                          ACQUIRED ON                       FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                           EXERCISE        VALUE      ---------------------------   ---------------------------
            NAME              (#)        REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    --------------------  -----------   -----------   -----------   -------------   -----------   -------------
    Leon Machiz.........     --            --           150,000        100,000      $ 2,356,250       --
    Roy Vallee..........     --            --            42,450         78,750          425,331     $ 313,594
    Joseph W. Semmer....     --            --            16,084         16,085          229,117       229,131
    George E. Privett...     --            --            32,169         --              458,248       --
    Sylvester D.
      Herlihy...........     --            --            12,000         10,000           82,500       --

- ---------------

(1) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on July 1, 1994, of $31.875 per share) and the aggregate exercise price for such shares.

RETIREMENT BENEFITS AND INSURANCE POLICIES

     The Avnet Pension Plan ("Pension Plan") is a defined benefit plan which covers most United States employees of Avnet, including each of the executive officers named in the Summary Compensation Table except for Mr. Herlihy. The Pension Plan was amended as of January 1, 1994 to provide defined benefits including a cash balance feature whereby a participant accumulates a cash balance benefit based upon a percentage of salary and interest credits which varies with age. The accumulated cash balance benefit is approximately equal to the actuarial present value of a deferred annuity benefit determined by aggregating 2% of pensionable remuneration for each year of credited service. In general, the remuneration covered by the Pension Plan includes base salary, commissions, royalties, cash incentive compensation and contractual deferred compensation. No benefit is accrued under the Pension Plan in respect of remuneration exceeding $100,000 in any year. There is no direct deduction under the Pension Plan for social security or other benefits.

     The following table sets forth estimated annual retirement benefits payable under the Pension Plan for each of the executive officers of Avnet named above in the Summary Compensation Table, assuming that (i) each such executive officer currently under age 65 retires at age 65, (ii) current pensionable remuneration for each such executive officer remains unchanged until retirement, (iii) benefits under the Pension Plan are not altered prior to retirement and (iv) all actuarial costs and expenses of the Pension Plan are paid by the Pension Plan:

                                                              ESTIMATED ANNUAL
                                                             RETIREMENT BENEFIT
                                                             ------------------
    Leon Machiz...........................................        $118,800
    Roy Vallee............................................          77,094
    Joseph W. Semmer......................................          18,000
    George E. Privett.....................................           2,000
    Sylvester D. Herlihy..................................              --

     Avnet pays the premiums in respect of an executive group life insurance program which provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer in an amount equal to twice the yearly earnings (including salary and incentive compensation) of such officer, up to a maximum benefit of $1,000,000; (2) payment to Avnet, upon the death of a participating officer, of the amount by which the benefit payable by the insurer under the particular policy exceeds the death benefit payable to such officer's beneficiary; (3) an option for each participating officer, upon termination of his or her employment, either to buy such officer's policy from Avnet or to receive from Avnet a supplemental retirement benefit (if the officer has satisfied certain age and service requirements) payable annually to such officer or his or her beneficiary for ten years in an amount equal to 36% of the officer's maximum eligible compensation, such retirement benefit not to exceed $180,000 per year; and (4) payment to Avnet, upon the death of an officer who elects to receive supplemental retirement benefits, of the full amount payable by the insurer under the particular policy.

     As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors' and officers' liability insurance and corporate reimbursement insurance, written by Federal Insurance Company (a Chubb Company), by Columbia Casualty Co. and by National Union Insurance Company, for the one-year period which commenced on

August 1, 1994 at a total cost of $422,500. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet's directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet are covered under this insurance.

EMPLOYMENT CONTRACTS

     In November 1993, Avnet entered into an employment extension agreement with Leon Machiz (Chairman of the Board and Chief Executive Officer of Avnet) which extends his employment agreement for an additional period of two years from July 1, 1994 to June 30, 1996 (subject to earlier termination by Mr. Machiz as described below). The agreement provides that Mr. Machiz is to receive an annual base salary of $1,000,000 and additional compensation per year equal to $5,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) for that year on a fully-diluted basis exceed $2.00 (with a fixed amount specified in the event of a business combination transaction which makes it impracticable to calculate Avnet's net earnings). The agreement provides for deferral of the additional compensation under certain conditions as set forth in the agreement. Mr. Machiz has the right to terminate his full-time employment if a majority of the Board of Directors of Avnet shall be elected by any single person, entity or group which owns or controls voting rights to a majority of Avnet's then outstanding stock. In addition, Mr. Machiz will be retained as a consultant and advisor to Avnet, at an annual salary of $250,000,
(i) for a period of five years, if Mr. Machiz exercises his above-mentioned right to terminate his full-time employment, or (ii) for the period from July 1, 1996 to June 30, 2001, during which he is not employed full-time by Avnet. Avnet has also agreed that (i) if Mr. Machiz becomes permanently and totally disabled during the period of his full-time employment, he will be paid by Avnet for the balance of his lifetime an annual disability benefit of $350,000, and (ii) if Avnet ceases to use his services at a time when Mr. Machiz is not disabled, Avnet will pay to him for the balance of his lifetime (or to his estate in the event of his death) an annual post-employment benefit of $100,000 (in the event of his death a minimum of $1,000,000) plus certain medical and (if applicable) life insurance benefits.

     In 1992, Avnet entered into an employment agreement with Roy Vallee (Vice Chairman, President and Chief Operating Officer of Avnet) which expires at the end of fiscal 1995. The agreement, as amended as of July 1, 1993, provides that Mr. Vallee is to receive an annual base salary of $500,000 for fiscal year 1995. Mr. Vallee also is to receive additional compensation per year equal to $1,000 for each one cent by which Avnet's net earnings per share for that year on a fully-diluted basis exceed $1.00 and is less than or equal to $2.00, and $2,000 for each one cent by which Avnet's net earnings per share for that year exceed $2.00. In addition, pursuant to the agreement, Mr. Vallee was granted, with respect to fiscal 1993 and 1994, two options, each to purchase 25,000 shares of Avnet Common Stock (the first such option having been granted during fiscal 1994 as shown in the Option Grants table above). He will be granted an option to purchase 25,000 shares of Avnet Common Stock under one of Avnet's stock option plans for fiscal year 1995 if Avnet's annual earnings per share equal or exceed $2.25 in fiscal 1995. Each of these three options is or will be exercisable at a price of $28 per share in cumulative annual installments of 25% over the four-year period commencing on the first anniversary of the date of grant of such option. Avnet has the option to retain Mr. Vallee as a consultant for up to twenty-four consecutive months immediately following the termination of the agreement or his employment with Avnet, during which time he will be compensated at a rate equal to the average of the base and incentive compensation earned by him during the twelve-month period immediately preceding his termination as an employee. Mr. Vallee may terminate his agreement if someone other than Leon Machiz becomes Chairman and Chief Executive Officer of Avnet.

     In 1993, in connection with Avnet's acquisition of Hall-Mark Electronics Corporation, Avnet agreed to assume the employment agreement between Joseph W. Semmer and Hall-Mark Electronics Corporation dated December 31, 1992 which expires on December 31, 1996. The agreement provides that Mr. Semmer is to receive an annual base salary of $240,000 for each year of the term of the agreement. Mr. Semmer also received a cash bonus of $300,000 for the period from July 1, 1993 to July 1, 1994 and will receive incentive compensation to be determined based on specified operating results of Avnet's North American electronic marketing group for the period from July 2, 1994 to June 30, 1995.

     As of July 1, 1994, Avnet entered into a consulting and retirement agreement with George E. Privett, formerly a Vice President of Avnet, for the period commencing on July 1, 1994 and terminating on December 31, 1996 unless earlier terminated by Mr. Privett according to its terms. The agreement provides that Mr. Privett will be paid $180,000 per annum for consulting and advisory services and Mr. Privett will receive certain medical and life insurance benefits. The agreement restricts Mr. Privett during his consultancy from providing services to, or acquiring a five percent (5%) or more interest in, any business related to the distribution of electronic components or computer systems or competitive with a business in which Avnet was engaged as of July 1, 1994.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In accordance with the Company's By-Laws, the Executive Incentive and Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving compensation of executives earning greater than $300,000 per year in total compensation. In addition, the Committee also sets the policy for, administers and determines all allocations and awards made to Avnet executives under Avnet's long-term compensation plans. All eligible Company employees, including executive officers, may participate in Avnet's long-term compensation plans. All members of the Committee are non-employee directors unaffiliated with management.

     Executive compensation consists of three (3) components -- base salary, annual incentive compensation (bonus) and long-term incentive compensation.

     The base salary of each of the Company's executive officers earning $300,000 or less per year is set annually by such officer's immediate supervisor with the approval of the Chief Executive Officer and the President. The base salaries of the Chief Executive Officer, the President and other executives earning greater than $300,000 are determined by the Committee. Base salaries are influenced by a variety of objective and subjective factors. In particular, the Committee considers the range of compensation levels for officers of other companies in the electronic distribution industry including, but not limited to, the peer group used in the performance graph appearing on page 23, and companies of similar size to Avnet in a broader range of businesses. There is no precise formula used to set base compensation, and base compensation levels may fall slightly above or below average compensation levels of other companies depending upon the management and leadership abilities, level of responsibility and performance of the particular executive.

     In addition to base salary, most executive officers receive annual incentive compensation. For most executive officers, annual incentive compensation is based on the annual net before tax income ("NBTI") objective of the business units for which such executives are responsible. For each such executive, an annual target incentive compensation is set. A numerical factor ("multiplier") is determined by dividing the executive's annual incentive target by the target NBTI of the applicable business unit. The unit's actual NBTI is then multiplied by the multiplier to yield the executive's incentive compensation. Some executives' annual target incentive compensation includes, either as an additional component or as the sole component, a fixed sum payable upon his or her achievement of one or more goals stated as Management By Objectives, or MBOs, set annually for each such executive.

     Long-term incentive compensation awards are based on the executive's performance in a particular fiscal period. The Company awards long-term incentive compensation pursuant to four shareholder-approved incentive compensation plans: the Avnet Incentive Stock Program, the 1990 Stock Option Plan, which is an incentive stock option plan, and the 1984 Stock Option Plan (which expires on December 31, 1994) and 1988 Stock Option Plan, both of which are non-incentive stock option plans.

THE AVNET INCENTIVE STOCK PROGRAM

     The Avnet Incentive Stock Program (the "Program") was originally adopted in 1970. The basic framework of the Program provides for annual allocations of restricted shares of the Company's common stock to selected employees of the Company, including executive officers. The Committee makes allocations under the Program in recognition of operating results achieved by the Company as a whole or by particular operating groups or subdivisions in an immediate past fiscal period. Allocations under the Program vest in four annual installments, contingent upon continued employment except by reason of death and subject to acceleration in certain instances in the discretion of the Committee. The Program sets no limits on the number of shares which may be allocated to any single employee, but it is the Committee's policy that allocations to executive officers of Avnet as a group will not exceed fifty (50%) percent of the total number of shares available for allocation and/or delivery under the Program. As described below under the caption "Proposal to Adopt 1994 Avnet Incentive Stock Program", the Program expires on October 31, 1995 and the shareholders are being asked to approve the adoption of its successor, the 1994 Avnet Incentive Stock Program.

STOCK OPTION PLANS

     The Committee periodically grants options under one of its three stock option plans to officers and employees in consideration of their contribution to the long-term success of the Company. Unlike the Incentive Stock Program, the Committee does not grant options on a regular schedule based on operating results of the Company but makes awards from time to time in its discretion based on its evaluation of accomplishments achieved by an executive or other employee. Awards of options under all of the plans are at the discretion of the Committee. The Committee may grant options under the Company's incentive stock option plan, which mandates that grants be made at or above the fair market value of the Company's stock at the date of grant, or under the Company's non-incentive option plans, which permit the Committee to grant options discounted by as much as 50% from the fair market value of the Company's stock as of the grant date. The number of shares already held under option by the executive is not taken into account when the Committee makes an award. Pursuant to the terms of his employment agreement described on pages 17-18, Roy Vallee, the President and Chief Operating Officer, was granted options in fiscal 1994 at an exercise price of $28, less than fair market value as of the date of grant. Otherwise, it was the Committee's policy in fiscal 1994 not to grant to executive officers options at less than fair market value as of the date of grant, except for the options granted to Messrs. Semmer and Privett pursuant to the agreement in connection with Avnet's acquisition of Hall-Mark Electronics Corporation.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     In the last fiscal year, the compensation paid to the Company's Chief Executive Officer, Leon Machiz, was determined pursuant to an Employment Agreement effective July 1, 1989 ("Employment Agreement"), which expired on June 30, 1994. On November 29, 1993, Mr. Machiz and the Company entered into an Employment Extension Agreement ("Extension Agreement"), which extended the term of Mr. Machiz's Employment Agreement from July 1, 1994 through June 30, 1996, on substantially the same terms. The terms of the Extension Agreement are described in detail on page 17. Under the terms of the Extension Agreement, Mr. Machiz receives an annual base salary of $1,000,000 and is eligible to receive additional remuneration based upon the Company's achievement of annual net earnings per share in excess of two dollars. Additionally, Mr. Machiz was granted options in fiscal 1994 covering 100,000 shares of common stock under the Company's 1988 Stock

Option Plan and was allocated 3,500 shares of restricted stock under the Avnet Incentive Stock Program. The options are exercisable in four annual installments over four years commencing on the first anniversary of the date the Extension Agreement was entered into at an exercise price of $35.25 per share, the fair market value of a share of Avnet Common Stock on such date. The incentive stock vested and will vest in four equal installments in January 1994, 1995, 1996 and 1997. His fiscal 1994 bonus was computed pursuant to the Employment Agreement, described on page 17.

     In deciding to enter into the Extension Agreement with Mr. Machiz and determining the compensation to be paid to him, including the awards of options and incentive stock, the Committee considered a variety of factors including the successful acquisition of Hall-Mark Electronics Corporation, the expansion of the Company's business throughout Europe and Mr. Machiz's efforts in the development of a management succession plan. The Committee also considered the overall financial performance of the Company, including the Company's increasing sales and net income and decreasing operating expenses as a percentage of sales. Additionally, the Committee took into consideration Mr. Machiz's existing compensation arrangements under the Employment Agreement in setting the compensation under the Extension Agreement.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The limitations on deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), did not apply to executive officer compensation reported for fiscal year 1994. However, as a matter of policy, the Company has determined not to enter into any compensation arrangement with any its executive officers which fails to qualify for deductibility under Section 162(m).

J.S. Webb, Chairman                 Frederic Salerno
Joseph F. Caligiuri, Vice           George Weissman
  Chairman
Salvatore J. Nuzzo

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the performance of Avnet Common Stock on a cumulative total return basis for the periods indicated with the performance of the Standard & Poor's Composite-500 Stock Index and a group consisting of Avnet's peer companies in the electronic distribution industry. The companies comprising the peer group are Anthem Electronics, Inc., Arrow Electronics, Inc., Bell Industries, Inc., Premier Industrial Corp. and Wyle Laboratories. The graph assumes $100 was invested on June 30, 1989 in Avnet, the S&P 500 and the peer group, that all dividends were reinvested and that the peer group was weighted on a stock market capitalization basis at the beginning of the period of each reported data point.

      Measurement Period
    (Fiscal Year Covered)         AVNET, INC.     PEER GROUP       S & P 500
6/30/89                                    100             100             100
6/30/90                                    126             142             116
6/30/91                                    124             147             125
6/30/92                                    126             183             142
6/30/93                                    158             249             161
7/1/94                                     151             202             163
9/30/94                                    175             234             171

RELATED PARTY TRANSACTIONS

     In connection with Avnet's relocation to California of Richard Ward, President of Avnet's Computer Marketing Group, Avnet granted Mr. Ward a non-interest-bearing bridge loan in the amount of $100,000 in July 1991 which was fully repaid in January 1994.

     During fiscal 1994, The Dreyfus Trust Company was appointed to act as Trustee of and to manage investments for the Avnet 401(k) Plan (the "401(k) Plan"). The 401(k) Plan's funds are invested in six Dreyfus mutual funds and the Avnet Company Stock Fund. As of August 31, 1994, the 401(k) Plan had an aggregate market value of approximately $42,134,859 in the funds. The Dreyfus mutual funds which are available to participants of the 401(k) Plan had as of June 30, 1994 (i) management fees which ranged from 0.10% to 0.75% of the value of the fund's average daily net assets and (ii) total expense ratios (including management fees) which ranged from 0.44% to 1.19% of the value of the fund's average daily net assets. Howard Stein, a director of Avnet, is Chairman of the Board and Chief Executive Officer of The Dreyfus Corporation, of which The Dreyfus Trust Company is a subsidiary, and an officer and/or director of other affiliated Dreyfus companies and Dreyfus mutual funds. Alvin E. Friedman, a director of Avnet, is a director of The Dreyfus Corporation. Ehud Houminer, a director of Avnet, is director of various Dreyfus mutual funds including the Dreyfus New Leaders Fund, Inc., one of the Dreyfus funds available to participants in the 401(k) Plan. The 401(k) Plan's investment in the funds is on terms and at a rate of return no less favorable than those made available to other participants in the funds and is not afforded preferential terms or rates on the investments managed by the Dreyfus Trust Company.

              PROPOSAL TO ADOPT 1994 AVNET INCENTIVE STOCK PROGRAM

     One of the purposes of the Annual Meeting is to consider and take action with respect to the adoption of the 1994 Avnet Incentive Stock Program (the "1994 Program"), under which a maximum of 350,000 shares of Avnet Common Stock may be awarded.

     For several years, Avnet has had in effect the Avnet Incentive Stock Program (the "Program"), intended to supplement all other employee incentives (including stock options and various incentive compensation arrangements). The 1994 Program will supplement, eventually replace and be substantially similar to the Program, which expires by its terms on October 31, 1995.

     The 1994 Program provides for awards of shares of Avnet Common Stock to selected employees of Avnet. Normally, awards are made (i) upon the achievement of goals tailored to the functions and responsibilities of individual participants or groups of participants, (ii) in recognition of results actually achieved in an immediate past fiscal period by individual participants or groups of participants and (iii) upon the individual participants' continuance in the employ of Avnet for a predetermined period. The major provisions of the 1994 Program are summarized below.

        a. A maximum of 350,000 shares of Avnet Common Stock may be awarded.

        b. The shares delivered under the 1994 Program may be authorized and previously unissued shares of Avnet Common Stock or shares held in Avnet's treasury.

        c. The number of shares available for awards under the 1994 Program will be appropriately adjusted in the event of stock dividends, recapitalizations of Avnet Common Stock, split-ups, combinations of shares or like capital adjustments.

        d. A Committee appointed by Avnet's Board of Directors and composed of three or more non-employee directors (currently the Executive Incentive and Compensation Committee) (the "Committee") will administer the 1994 Program and will have sole and full authority to construe the 1994 Program, to prescribe and amend rules and regulations relating thereto and to make all other determinations in the administration thereof.

        e. Restricted shares awarded under the 1994 Program which are subsequently forfeited may thereafter again be awarded under the 1994 Program.

        f. Until shares are delivered to the participant at the end of the vesting period specified in the award, the participant has no voting, dividend or other rights of a shareholder with respect to such shares.

        g. The 1994 Program is subject to amendment by Avnet's Board of Directors, except that no change or addition effected by the Board may, without shareholder approval, affect the composition or functioning of the Committee, increase the aggregate number of shares which may be awarded under the 1994 Program or extend the termination date thereof.

        h. The 1994 Program will expire on December 31, 1999 unless earlier terminated by the Board of Directors.

     In view of the impending expiration of the Program prior to the 1995 Annual Meeting, the Board of Directors is requesting shareholder approval of the adoption of the 1994 Program. Avnet's Board of Directors will retain the authority to terminate the Program at any time prior to the date the Program expires by its terms.

ADMINISTRATION OF THE 1994 PROGRAM

     Subject to the terms of the 1994 Program, the Committee has plenary authority to (a) fix the particular conditions which are to be satisfied or which will result in forfeiture in connection with each award of restricted shares, (b) establish the period or periods to which any such conditions relate,
(c) select the Avnet employees to whom awards are to be made, (d) determine the time or times when such awards and deliveries are made, (e) determine the number of shares to be awarded in each instance and (f) set any other terms appropriate to each award of restricted shares. A number of performance goals may be set by the Committee as the bases for awards of shares; any conditions to be fulfilled for the vesting and delivery of shares, on the other hand, are generally expected to relate to continuance in Avnet's employ for varying periods of time.

     Shares awarded under the 1994 Program may not be delivered unless delivery thereof may be made without contravention of applicable laws and regulations, including the Securities Act of 1933 and applicable state securities laws. It is anticipated that under the 1994 Program, as under the Program currently, the vesting and delivery of restricted shares will generally occur over a four-year period at the rate of 25% per year. Thus, each award of restricted shares to any participant who ceases to be employed by Avnet normally will become void as to any portion of such award not yet delivered at the date of the termination of employment, unless such termination results from death, eligible retirement or other cause acceptable to the Committee. The Committee has authority to deliver shares after an employee's termination of employment in connection with certain corporate dispositions by Avnet and has authority to accelerate delivery in its sole discretion.

     No determination has been made by the Committee with respect to particular persons to whom awards of shares may be made under the 1994 Program, with respect to specific numbers of shares to be awarded thereunder or with respect to particular conditions which may be imposed in connection with awards. In recent years under the Program, however, the Committee has generally limited the value of aggregate awards to be based on a percentage of Avnet's pre-tax earnings. The Program sets no limit on the number of shares which may be awarded to any single employee or classification of employees. The 1994 Program also sets no such limit, except for performance-based awards, discussed below.

     Members of the Committee are not eligible to receive awards under the Program or the 1994 Program. In addition, (a) no award has been made or may be made to any director of Avnet who is not principally employed as an administrative, financial or operational employee of Avnet or one of its subsidiaries, and (b) not more than 50% of the total number of shares available for award under the 1994 Program will be allocated to officers and directors of Avnet as a group. While the respective numbers of officers, directors and other employees to whom awards will hereafter be made under the 1994 Program are not known at this time, the number of persons who have heretofore participated in the Program (a total of 250 employees per year, including officers) gives some indication of the relative numbers of persons who may be expected to participate in the 1994 Program in the future.

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code which generally disallows a deduction to public corporations such as Avnet for annual compensation in excess of $1 million payable to the chief executive officer or any of the other four highest compensated officers of the company. Certain "performance-based" compensation is, however, excluded from the application of Section 162(m). The 1994 Program has been structured in a way that attempts to minimize the risk that Avnet will be denied a deduction for the value of shares delivered under the 1994 Program. To that end, the Committee is required at the beginning of each fiscal year to identify those executive officers to whom Section 162(m) is likely to apply. In those cases, awards will be made under the 1994 Program in accordance with the applicable tax rules. This means, among other things, that objective performance goals must be established in writing, at the beginning of the fiscal year, for such executive officers at a time when satisfaction of such goals is substantially uncertain. The performance goals will be based solely upon one or more of the following: earnings per share, gross revenues, pre-tax income, net income after taxes, market price of Avnet's Common Stock and return on equity.

     An award will be made in such cases only to the extent that such goals are met. The resulting award may be reduced, but not increased, by the Committee. Only executive officers of Avnet will be eligible to receive this specific performance-based compensation. In no event will an award of more than 10,000 shares be made to any one executive officer for any fiscal year.

     The following table sets forth information with respect to existing restricted Avnet Common Stock awards under the Program:

                                               NO. OF SHARES       TOTAL NO. OF
                                                AWARDED FOR     SHARES AWARDED AND
                                                  FISCAL              STILL
        NAME AND PRINCIPAL POSITION               1994(1)         RESTRICTED(2)
- --------------------------------------------   -------------    ------------------
Leon Machiz, ...............................        4,000              9,625
     Chairman of the Board and
     Chief Executive Officer
Roy Vallee, ................................        2,752              6,002
     Vice Chairman, President and
     Chief Operating Officer
Joseph W. Semmer,...........................          400                400
     Senior Vice President
George E. Privett(3)........................       --                --
Sylvester D. Herlihy, ......................       --                --
     Senior Vice President and Secretary
All executive officers as a group (21
  persons, including those named above).....       16,464             35,309
All other employees, including current
  officers other than executive officers....       28,096             57,798

- ---------------

(1) These awards were made on September 28, 1994 in respect of fiscal year 1994.
(2) Includes all the shares awarded for fiscal 1994 as shown in the left column, plus portions of awards made for fiscal years 1991-1993.
(3) Resigned as an employee and officer on June 30, 1994; currently acts as a consultant to Avnet.

     On September 28, 1994, the closing price of a share of Avnet Common Stock for New York Stock Exchange composite transactions was $36.625.

                                 * * * * * * *

     The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for the adoption of the 1994 Program. Thus, shareholders who are not present in person or by proxy at the Annual Meeting will not affect the outcome of the vote; however, a shareholder who abstains on the proposal will in effect be voting against approval of the 1994 Program. Brokers who hold shares of Avnet Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owner by the tenth day before the Annual Meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the Annual Meeting.

                   INFORMATION AS TO ACCOUNTING AND AUDITING

     One of the purposes of the meeting is to consider and take action with respect to ratification of the appointment by Avnet's Board of Directors of Arthur Andersen LLP (formerly Arthur Andersen & Co.) as independent public accountants to audit the books of Avnet for the fiscal year ending June 30, 1995. Arthur Andersen LLP has been regularly employed by Avnet since January 2, 1991 to examine its books and accounts and for other purposes.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission (the "Commission"), Avnet's directors, executive officers and beneficial owners of more than ten percent of Avnet Common Stock ("Reporting Persons") are required to file reports of their ownership and changes in ownership of

Common Stock ("Section 16 Reports") with the Commission. Avnet assists its directors and executive officers with such filings. Based on a review of Section 16 Reports furnished to Avnet and written representations from Reporting Persons that Section 16 Reports were not required, Avnet believes that all of its Reporting Persons have filed all required reports on a timely basis during or with respect to Avnet's 1994 fiscal year, except James H. Smith, a former officer of Avnet, who filed one Section 16 Report one day after the filing deadline to report two transactions.

                                    GENERAL

     Avnet's Annual Report to its Shareholders for the fiscal year ended July 1, 1994, including financial statements, was mailed commencing on September 30, 1994 to shareholders of record on September 16, 1994 and subsequently to persons who became shareholders of record up to and including the October 7, 1994 record date of the Annual Meeting.

     As of the date of this proxy statement, the Board of Directors does not know of any other matter which will come before the Annual Meeting. In the event that any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matters.

     All shares represented by a valid proxy received by Avnet prior to the Annual Meeting will be voted in accordance with the directions of the shareholder executing such proxy. If no directions are given, such proxy will be voted for the election as directors of the thirteen persons named above and in favor of ratification of the appointment of Arthur Andersen LLP as independent public accountants of Avnet for the current fiscal year and in favor of the adoption of the 1994 Avnet Incentive Stock Program.

     The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and regular employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated therefor. Georgeson & Company, Inc. has been engaged by Avnet to solicit proxies relating to the Annual Meeting, by telephone and mail, from holders of shares of Avnet's capital stock and to perform certain other procedures relating to the solicitation of proxies. The cost of the services to be performed by Georgeson & Company, Inc. is approximately $7,500 plus out-of-pocket expenses estimated at approximately $5,000. In addition, Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this proxy statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

     AVNET WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 1, 1994, TO EACH SHAREHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO: AVNET, INC., 80 CUTTER MILL ROAD, GREAT NECK, NEW YORK 11021 ATTENTION: RAYMOND SADOWSKI, CHIEF FINANCIAL OFFICER.

                              1995 ANNUAL MEETING

     Each year Avnet's Board of Directors confirms the date, in November or December, selected for the next Annual Meeting of Shareholders pursuant to
Section 4 of Avnet's By-Laws. While it is, of course, too early to have selected the date for the 1995 Annual Meeting, any shareholder who decides to present a proposal for action at the 1995 Annual Meeting should take note that his or her proposal must be received by Avnet on or before June 16, 1995, in order to be considered for inclusion in Avnet's Proxy Statement and form of Proxy relating to the Annual Meeting.

                                                 AVNET, INC.

                                                 SYLVESTER D. HERLIHY
                                                 Secretary
Dated: October 14, 1994

                   PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

                   AVNET, INC.--PROXY FOR 1994 ANNUAL MEETING

                      SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned shareholder of AVNET, INC. (the "Company") hereby constitutes and appoints Leon Machiz and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at The Garden City Hotel, 45 Seventh Street, Garden City, NY on November 16, 1994, at 10:30 A.M., E.S.T. or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

         The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side with respect to the election of directors, the ratification of the appointment of independent public accountants and the adoption of the 1994 Avnet Incentive Stock Program, but, if no designation is made on the reverse side, to vote for the election of thirteen directors, for ratification of such appointment and for the adoption of such Program and (ii) to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting.

         The undersigned hereby acknowledges receipt of the Notice and Proxy Statement dated October 14, 1994 relating to the Annual Meeting of Shareholders to be held November 16, 1994.


                  (Continued and to be signed on reverse side)

        (a) ELECTION of 13 DIRECTORS to serve for the ensuing year. E. Baum, G.J. Berkman, J.F. Caligiuri, S.D. Herlihy,
            E. Houminer, L. Machiz, S.J. Nuzzo, F. Salerno, D. Shaw, H. Stein, R. Vallee, K. Williams and F.S. Wood.

                  FOR ALL NOMINEES                    WITHHOLD AUTHORITY
                    LISTED ABOVE                  TO VOTE FOR ALL NOMINEES   INSTRUCTION: To withhold authority for any individual
     (except as indicated to the contrary above)         LISTED ABOVE        nominee, write that nominee's name in the space below.
                       [ X ]                               [ X ]

                                                                             ------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------------------------------

        (b) RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP           (c) ADOPTION OF 1994 AVNET INCENTIVE STOCK PROGRAM
            as independent public accountants.

            FOR               AGAINST               ABSTAIN                   FOR               AGAINST               ABSTAIN
           [ X ]               [ X ]                 [ X ]                   [ X ]               [ X ]                 [ X ]


- -----------------------------------------------------------------------------------------------------------------------------------

                                                                         (d) Transactions of such other business as may properly
                                                                             come before the Meeting or any adjournment(s) thereof.


- -----------------------------------------------------------------------------------------------------------------------------------



                                                                             PROXY DEPARTMENT
                                                                             NEW YORK, N.Y. 10203-0135

                                                                             Signature should correspond with the stenciled name
                                                                             appearing hereon. When signing in a fiduciary or
                                                                             representative capacity, give full title as such.
                                                                             When more than one owner, each should sign.

                                                                             Dated: ____________________________________, 1994

                                                                                    ____________________________________, (L.S.)

                                                                                    ____________________________________, (L.S.)

                                                                             VOTES MUST BE INDICATED
                                                                             [ X ] IN BLACK OR BLUE INK.     [ X ]


Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.



                       1994 AVNET INCENTIVE STOCK PROGRAM

                                   ARTICLE I

                             PURPOSE OF THE PROGRAM

     This incentive stock program is intended to supplement existing incentives for personnel employed or retained by the Company. Such purpose is to be accomplished through the allocation of shares of Avnet, Inc. Stock for delivery
(i) upon the achievement of goals tailored to the functions and responsibilities of individual employees or groups of employees, (ii) in recognition of results actually achieved in an immediate past fiscal period by individual employees or groups of employees and (iii) upon the individual employees' continuance in the employ of the Company for a pre-determined period of time.

                                   ARTICLE II

                                  DEFINITIONS

     The following words and phrases used herein shall, unless the context otherwise indicates, have the following meanings:

          1. "Board of Directors" and "Director" shall mean, respectively, the Board of Directors of Avnet, Inc. and any member thereof.

          2. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          3. "Committee" shall mean a committee charged with administering this Program, which Committee shall (i) be appointed by the Board of Directors, and (ii) consist of three or more non-employee Directors, none of whom is eligible or at any time has been eligible to participate in allocations of Shares under this Program, and each of whom shall meet the requirements of an "outside director" under Section 162(m) of the Code.

          4. "Company" shall mean Avnet, Inc. and all of its Subsidiaries.

          5. "Eligible Employee" shall mean any regular full-time employee of the Company (including any Director who is also such a regular full-time employee).

          6. "Executive Officer" shall mean any Eligible Employee who is an executive officer of the Company.

          7. "Participant" shall mean an Eligible Employee who is awarded Shares under this Program.

          8. "Program" shall mean the 1994 Avnet Incentive Stock Program, as herein set forth and as amended from time to time.

          9. "Shares" shall mean shares of Stock.

          10. "Stock" shall mean the common stock of Avnet, Inc., as presently constituted.

          11. "Subsidiary" shall mean any corporation 80% of the total combined voting power of all classes of capital stock of which shall at the time in question be owned by Avnet, Inc. and any of its Subsidiaries.

                                  ARTICLE III

                        SHARES RESERVED FOR THE PROGRAM

     1. The maximum number of Shares which may be awarded to Eligible Employees under this Program shall be 350,000 Shares as presently constituted. In the event of any change in the kind or number of outstanding Shares by reason of a stock dividend, recapitalization, split-up, combination of Shares or like capital adjustment, such 350,000 Share total shall be appropriately adjusted by the Committee, whose determination in that regard shall be conclusive.

     2. The Shares awarded under this Program may, in the discretion of the Committee and with the consent of the Board of Directors, consist of authorized but unissued Shares or Shares held in the treasury of Avnet, Inc.

     3. Any Shares which are awarded for delivery hereunder, but which are forfeited prior to such delivery, may thereafter again be awarded to Eligible Employees hereunder.

                                   ARTICLE IV

                         ADMINISTRATION OF THE PROGRAM

     1. This Program shall be administered by the Committee, which shall have the sole authority and full power to construe and interpret the Program, to establish, construe, amend and rescind rules and regulations for its administration and to make all other determinations necessary or advisable for administering this Program.

     2. A majority of the members of the Committee (but not less than two) shall constitute a quorum, and all acts, decisions or determinations of the Committee shall be by majority vote of such of its members as shall be present at a meeting duly held at which a quorum is so present. Any act, decision or determination of the Committee reduced to writing and signed by a majority of its members (but not less than two) shall be fully effective as if it had been made, taken or done by vote of such majority at a meeting duly called and held. The determination of the Committee with respect to any matter committed to its discretion in this Program shall be conclusive.

     3. The Committee shall deliver a report to the Board of Directors with reasonable promptness following the taking of any action(s) in the administration of this Program, which report shall set forth in full the action(s) so taken. The Committee shall also file such other reports and make such other information available as may from time to time be prescribed by the Board of Directors.

                                   ARTICLE V

                          AWARD AND DELIVERY OF SHARES

     1. At the end of each fiscal year of Avnet, Inc., the Committee shall select the Eligible Employees to whom an award of Shares shall be made. The Committee shall have the authority, to be exercised in its sole discretion, to determine (i) whether any particular Eligible Employee shall be selected to receive an award, (ii) the number of Eligible Employees to be selected to receive awards, and (iii) the number of Shares to be included in each award.

     2. At the time an award of Shares is made, the Committee may establish a period of time (the "Vesting Period") applicable to such award, which Vesting Period shall not be more than ten years. Each award of Shares may have a different Vesting Period, and different portions of the award may have different Vesting Periods. The Committee may, in its sole discretion, at the time an award is made, prescribe those events (including, without limitation, the termination of such Participant's employment) the occurrence of which during the Vesting Period shall result in the complete or partial forfeiture of the award of Shares.

     3. Upon the expiration of the applicable Vesting Period, without the occurrence of an event of forfeiture, a stock certificate or certificates representing the number of Shares which have vested shall be registered in the name of the Participant and shall be delivered, free and clear of all restrictions, except any that may be imposed by law, to the Participant or, if the Participant has died, to the Participant's beneficiary or estate as the case may be.

     4. Notwithstanding the foregoing, the Committee may, in its sole discretion, waive the occurrence of an event of forfeiture or accelerate the vesting and delivery of Shares under an award.

     5. The Board of Directors or the Executive Committee thereof shall from time to time take all necessary action to the end that all Shares delivered under this Program shall have been validly issued and shall be fully paid and non-assessable.

                                   ARTICLE VI

                                QUALIFIED AWARDS

     1. At the beginning of each fiscal year, the Committee shall determine which, if any, Executive Officers, to whom it may award Shares pursuant to this Program, is likely to be a "covered employee" having "applicable employee remuneration" (including Shares delivered under this Program) materially in excess of $1 million in any taxable year of the Company with the result that
Section 162(m) of the Code is likely to apply to the delivery of all or a material portion of any Shares which the Committee may award to such Executive Officer with respect to such fiscal year.

     2. If the Committee in its sole discretion determines that there are one or more such Executive Officers (the "Restricted Executives"), then the Committee shall, for each such Restricted Executive, set performance goals in writing, based on one or more objective criteria applicable to the Company, chosen from the following:

(i)     earnings per share,
(ii)    gross revenues,
(iii)   pre-tax income,
(iv)    net income after taxes,
(v)     market price of the Shares, and
(vi)    return on equity.

The objective criteria chosen pursuant to this paragraph 2 are hereinafter called the "Performance Goal." The Performance Goal need not be the same for each Restricted Executive. The Performance Goal must be fixed by the Committee at a time when satisfaction of the Performance Goal is substantially uncertain, and no later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, or, if the period of service to which the Performance Goal relates is less than the entire fiscal year, before 25% of the period of service has elapsed.

     3. The Committee shall determine, at the time the Performance Goal is set, the number of Shares that will be awarded to a Restricted Executive if (or to the extent that) the Performance Goal is achieved. Prior to the award of Shares to a Restricted Executive, the Committee shall certify in writing that the Performance Goal has been satisfied. An award pursuant to this Article is hereinafter called a "Qualified Award." The Committee shall have the discretion to reduce, but not to increase, the number of Shares payable pursuant to a Qualified Award.

     4. The number of Shares awarded to a Restricted Executive with respect to any fiscal year shall in no event exceed 10,000 Shares.

     5. Except as specifically provided in this Article, Qualified Awards are subject to the general provisions of this Program.

     6. Uncapitalized terms used in this Article in quotation marks have the meanings assigned to them under Section 162(m) of the Code. The provisions of this Article are intended to assure that Shares delivered pursuant to Qualified Awards qualify for the performance-based compensation exception of Section 162(m)(4)(C) of the Code, and the Program and this Article should be interpreted consistently therewith, and no amendment shall be made to the Program which would have the effect of disqualifying previously-made Qualified Awards for such exception.

                                  ARTICLE VII

                            AMENDMENT OF THE PROGRAM

     At any time and from time to time until this Program shall have terminated, the Board of Directors may amend the Program as the Board may deem advisable and in the best interests of the Company and may terminate the Program at any time provided, however, that unless approved by the affirmative vote of a majority of the outstanding shares of capital stock of Avnet, Inc. entitled to vote thereon, at a meeting of the shareholders of Avnet, Inc. duly called and held, no amendment to the Program shall be adopted which shall (a) affect the composition or functioning of the Committee, (b) increase the aggregate number of Shares which may be awarded hereunder, (c) extend the termination date hereof, or (d) contravene paragraph 6 of Article VI.

                                  ARTICLE VIII

                             REGISTRATION OF SHARES

     The Company may delay the delivery of Shares hereunder to any person or persons for such period as it may deem necessary or advisable to effect compliance with (or secure exemption from) the applicable provisions of the Business Corporation Law of New York, the registration requirements of the Securities Act of 1933, the qualification or registration requirements of any applicable state securities laws, any other applicable statute, rule or regulation and the listing requirements of the New York Stock Exchange and any other securities exchange on which the Stock may at any time be listed, and the Company may require, as a condition to the delivery of such Shares, that the recipients thereof execute and deliver such representations, agreements and covenants in favor of the Company as the Committee may deem necessary or advisable in order to comply with (or secure exemption from) any of such requirements.

                                   ARTICLE IX

                                      TERM

     Unless earlier terminated by the Board of Directors, this Program shall terminate (except as to awards theretofore made and Shares theretofore delivered) on December 31, 1999.

                                   ARTICLE X

                              SHAREHOLDER APPROVAL

     This Program shall be submitted to the shareholders of Avnet, Inc. for their approval at the 1994 annual meeting of shareholders. If the shareholders do not approve this Program, it shall be annulled and any awards of Shares made hereunder shall thereupon be void without further action of the Company or the Board of Directors.

                                   ARTICLE XI

                                 MISCELLANEOUS

     1. Each award of Shares under this Program shall be evidenced by and subject to a written agreement, executed by the Participant and Avnet, Inc., which shall contain such restrictions, terms and conditions as the Committee may require.

     2. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to Shares delivered pursuant to this Program.

     3. The obligations of the Company under this Program shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provision for the preservation of the rights of Participants who have received an award of Shares under this Program in any agreement or program which the Company may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

     4. The rights of a Participant hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by the Participant, or to attachment or garnishment by creditors of the Participant.

     5. The Company shall not be required to, and shall not, set aside, in a fund or otherwise, any Shares for delivery to a Participant pursuant to an award hereunder. During the Vesting Period, a Participant shall not be deemed a shareholder of the Avnet, Inc. with respect to awarded but unvested Shares and shall not have any of the rights or privileges of a shareholder with respect to such Shares, such as the right to vote such Shares or to receive any dividends with respect to such Shares. Nothing contained in this Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, or any other person. It is intended that the arrangements reflected in this Program be treated as unfunded for tax purposes.

     6. The award or delivery of Shares under this Program to persons employed or retained by the Company shall not be deemed to confer upon any such person any right to continue in such employment or retention, or to interfere in any way with the right of the Company to terminate such person's employment at any time.

     7. The Program shall be governed by and construed in accordance with the laws of the State of New York.